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APRICUS BIOSCIENCES ANNOUNCES APPOINTMENT OF DR. KLEANTHIS G. XANTHOPOULOS TO ITS BOARD OF DIRECTORS

SAN DIEGO, November 21, 2011 -- Apricus Biosciences, Inc. ("Apricus Bio" or the "Company") (Nasdaq:APRI) announced today that Kleanthis G. Xanthopoulos, Ph.D., President and Chief Executive Officer of Regulus Therapeutics Inc. (“Regulus”), has been appointed to the Company’s Board of Directors, effective immediately.

Prior to joining Regulus in 2007, Dr. Xanthopoulos was the Managing Director of Enterprise Partners Venture Capital.  He co-founded Anadys Pharmaceuticals, served as President and Chief Executive Officer from 2000 to 2006, and remained a Director until its acquisition by Roche in 2011. Before that, Dr. Xanthopoulos was Vice President at Aurora Biosciences (acquired by Vertex Pharmaceuticals) from 1997 to 2000, and Section Head of the National Human Genome Research Institute from 1995 to 1997.

Previously, he was an Associate Professor at the Karolinska Institute, Stockholm, Sweden, after completing a Postdoctoral Research Fellowship at The Rockefeller University, New York. An Onassis Foundation scholar, Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden.  Dr. Xanthopoulos is a member of the board of directors of the Biotechnology Industry Organization (BIO), Sente Inc., and a member of the executive board of BIOCOM, Southern California's life science industry association.

Bassam Damaj, Ph.D., President and Chief Executive Officer of Apricus Bio, stated, "We are very happy to welcome Dr. Xanthopoulos to our Board of Directors.  His proven leadership as the CEO of Regulus and Anadys Pharmaceuticals, plus his extensive business and corporate development experience in the pharmaceutical industry, will be invaluable to us as we continue to pursue our product commercialization strategy."

Dr. Xanthopoulos added, "I am very excited to join the board of this rapidly growing specialty bio-pharmaceutical company.  I look forward to working with Dr. Damaj and his experienced business and scientific team to take Apricus Bio and its portfolio of leading edge products based on its proprietary NexACT® technology to the next level."

About Apricus Biosciences, Inc.

Apricus Bio, a San Diego-based, revenue-generating, biopharmaceutical company, has leveraged the flexibility of its clinically-validated NexACT® drug delivery technology to enable multi-route administration of new and existing compounds across numerous therapeutic classes.

Revenues and growth are driven from out-licensing of this technology for the development and commercialization of such compounds to pharmaceutical and biotechnology companies worldwide. In addition, the Company is seeking to monetize its existing Rx Division product pipeline, including its first product, Vitaros®, approved in Canada for the treatment of erectile dysfunction, as well as compounds in development from pre-clinical through Phase III, currently focused on Sexual Dysfunction, Oncology, Dermatology, Autoimmune, Pain, Anti-Infectives, Diabetes and Cosmeceuticals among others.

The Company is also developing its Consumer Healthcare Division by developing a number of drugs that utilize the Company's NexACT® technology to comply with the FDA's over-the-counter ("OTC") requirements, can be cleared as 510(k) topical creams that are considered to be medical devices or approved as 505(b)(2) New Drug Applications ("NDAs") or Abbreviated New Drug Applications ("ANDAs") as generic drugs. The Company will also seek to market such drugs through these similar procedures in foreign countries.

For further information on Apricus Bio, visit http://www.apricusbio.com, and for information on its subsidiary please visit http://www.nexmedusa.com . You can also receive information at http://twitter.com/apricusbio and http://facebook.com/apricusbio.

Apricus Bio's Forward-Looking Statement Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its ability to further develop its products and product candidates, to have its products and product candidates approved by relevant regulatory authorities, to successfully commercialize such products and product candidates and to achieve its and their other development, commercialization and financial goals. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

Contacts:

Apricus Biosciences, Inc.
Edward Cox, V.P.
Investor Relations & Corporate Development
(858) 848-4249
ecox@apricusbio.com

Apricus Bio Investor Relations
Paula Schwartz
Rx Communications Group, LLC
(917) 322-2216
pschwartz@rxir.com